                                             Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-94869

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 10, 2000)


                           BIOTRANSPLANT INCORPORATED

                        1,913,095 SHARES OF COMMON STOCK

                                 ---------------


         The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Stockholders" in the prospectus is supplemented as follows:

                               SELLING STOCKHOLDERS



         We issued 1,706,287 of the shares of common stock covered by this prospectus in a private placement on December 27, 1999. The remaining 206,808 shares of common stock, including the 60,610 shares of common stock underlying the warrants set forth below, were issued in private placements at various dates prior to our initial public offering in May 1996. Except as set forth below, none of the selling stockholders has held a position or office with, or has otherwise had a material relationship with us, within the past three years. The following table sets forth, to our knowledge, certain information about the selling stockholders as of December 31, 1999. Beneficial ownership is calculated based on SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The percentage calculated for each selling stockholder is based upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants" columns.


         We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.


                       Number of Shares of Common Stock        Number of          Number of Shares of Common Stock
                     Beneficially Owned Prior to Offering      Shares of           Beneficially Owned After Offering
                     ------------------------------------       Common            ----------------------------------
                                                              Stock to be
                             Number                Percent       Sold                   Number              Percent
                     -------------------------    ---------   ------------        ------------------------- -------
                                 Common Stock                                                 Common Stock
    Name of                        Issuable                                                     Issuable
    Selling          Common      Upon Exercise                                    Common      Upon Exercise
  Stockholders        Stock       of Warrants                                      Stock       of Warrants
---------------     ----------   -------------                                   --------     -------------

Larry Abrams         22,500          553              *             13,053           10,000         0          *

Aries Domestic
Fund II, L.P.        12,909            0              *             12,909           0              0          0



                       Number of Shares of Common Stock        Number of          Number of Shares of Common Stock
                     Beneficially Owned Prior to Offering      Shares of           Beneficially Owned After Offering
                     ------------------------------------       Common            ----------------------------------
                                                              Stock to be
                             Number                Percent       Sold                   Number              Percent
                     -------------------------    ---------   ------------        ------------------------- -------
                                 Common Stock                                                 Common Stock
    Name of                        Issuable                                                     Issuable
    Selling          Common      Upon Exercise                                    Common      Upon Exercise
  Stockholders        Stock       of Warrants                                      Stock       of Warrants
---------------     ----------   -------------                                   --------     -------------
Aries Domestic
Fund, L.P.          165,593            0            1.6%           165,593           0              0          0

Aries Master
Fund                411,498            0            4.0%           411,498           0              0          0

BioLease, Inc.(1)    77,448            0              *             77,448           0              0          0

Core Technology
Fund Inc.            34,600            0              *             34,600           0              0          0

EGM Medical
Technology
Offshore Fund        89,000            0              *             89,000           0              0          0

Executive
Technology L.P.      13,500            0              *             13,500           0              0          0

Peter Feinstein       6,250            0              *              6,250           0              0          0

Henry L. Foster(2)   50,000            0              *             50,000           0              0          0

H&Q HealthCare
Investors           429,898       10,210            4.3%            10,210     429,898              0        4.2%

H&Q Life
Sciences
Investors           282,620       17,722            2.7%            17,722     282,620              0        2.7%

Little Wing,
L.P.                232,965            0            2.3%           232,965           0              0          0

Little Wing,
L.P. TOO             82,120            0              *             82,120           0              0          0

Matrix
Technology
Group, N.V.          7,400             0              *              7,400           0              0          0

Merlin BioMed
International,
Ltd.                 50,000            0              *             50,000           0              0          0

Merlin BioMed,
L.P.                 40,000            0              *              5,555           0              0          0

ML-Lee Acquisition
Fund(1)                   0       10,014              *             10,014           0              0          0

ML-Lee Acquisition
Fund (Retirement
Account) II, L.P.(1)      0        6,554              *              6,554           0              0          0

Narragansett I,
L.P.                114,110            0            1.1%           114,110           0              0          0

Narragansett
Offshore, Ltd.       30,334            0              *             30,334           0              0          0

Perceptive Life
Sciences, L.P.       44,444            0              *             44,444           0              0          0





                       Number of Shares of Common Stock        Number of          Number of Shares of Common Stock
                     Beneficially Owned Prior to Offering      Shares of           Beneficially Owned After Offering
                     ------------------------------------       Common            ----------------------------------
                                                              Stock to be
                             Number                Percent       Sold                   Number              Percent
                     -------------------------    ---------   ------------        ------------------------- -------
                                 Common Stock                                                 Common Stock
    Name of                        Issuable                                                     Issuable
    Selling          Common      Upon Exercise                                    Common      Upon Exercise
  Stockholders        Stock       of Warrants                                      Stock       of Warrants
---------------     ----------   -------------                                   --------     -------------

Neil St. John
Raymond(1)                0       15,557              *             15,557           0              0          0

Wayne P. Rothbaum    45,000            0              *             45,000           0              0          0

Sci-Tech
Investment
Partners             23,700            0              *             23,700           0              0          0

SG Partners L.P.     52,700            0              *             52,700           0              0          0

Mitchell D. Silber   33,400            0              *             33,400           0              0          0

Tradewind Fund,
Ltd.                129,359            0            1.3%           129,359           0              0          0

Ursus Capital,
L.P.                 35,000            0              *             35,000           0              0          0

Yale University      83,500            0              *             83,500           0              0          0

Yale University
Retirement Plan
for Staff
Employees             9,600            0              *              9,600           0              0          0


-------------------------

*Represents beneficial ownership of less than one percent of our common stock.

(1) We make payments to BioLease, Inc. pursuant to the terms of a lease agreement with BioLease for our facilities in Charlestown, Massachusetts. Neil St. John Raymond, ML-Lee Acquisition Fund and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. are affiliates of BioLease.

(2) Henry L. Foster is the father of James C. Foster, a director of the Company.

         The date of this Prospectus Supplement is April 20, 2001


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